SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (“Agreement”), is entered into by and between MultiCell Technologies, Inc., a Delaware corporation (“MultiCell”), and Monarch Pointe Fund, Ltd. – in liquidation (“Monarch”), represented by Stuart Mackellar, managing partner of Zolfo Cooper (BVI) Limited, in his capacity as the liquidator of Monarch (the “Liquidator”), as of October 19, 2012 (the “Effective Date”).

RECITALS

Whereas, as of the date hereof, Monarch holds 5,734 shares of MultiCell’s Series I Convertible Preferred Stock (the “Series I Shares”) and 7,891 shares of MultiCell’s Series B Convertible Preferred Stock (the “Series B Shares” and together with the Series I Shares, the “Preferred Shares”);

Whereas, on September 24, 2012, the Liquidator sent MultiCell a notice (the “Notice”) stating that it wished to convert the Preferred Series into shares of MultiCell’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the terms of the Certificate of Designation of Series I Convertible Preferred Stock of MultiCell and the Certificate of Designation of Series B Convertible Preferred Stock of MultiCell, respectively;

Whereas, in the Notice, the Liquidator also stated that Monarch was owed additional shares of Common Stock as unpaid dividends (the “Dividends”) on certain Preferred Shares;

Whereas, the parties had a good faith disagreement regarding the number of shares of Common Stock to be issued pursuant to Monarch in respect of the conversion of the Preferred Shares and the Dividends; and

Whereas, the parties desire to enter into this Agreement in order to resolve all claims and discharge all obligations with respect to any agreements between them.

AGREEMENT

In consideration of the covenants contained herein and the issuance of shares of Common Stock by MultiCell to Monarch hereinafter provided, the parties agree as follows:

1.                  Share Issuance. Promptly following the execution of this Agreement, MultiCell shall issue Monarch Fifty Six Million Four Hundred Twenty Nine Thousand Two Hundred Fifty (56,429,250) shares of Common Stock (the “Settlement Shares”) in respect of: (i) the conversion of the Preferred Shares; and (ii) any and all Dividends owed Monarch on the Preferred Shares. The Settlement Shares shall be issued in accordance with the terms of Exhibit A hereto.

2.                  Mutual Release. Conditioned upon the issuance of the Settlement Shares provided by Section 1, MultiCell and Monarch, on behalf of themselves and their respective affiliates, assigns, agents, officers, directors, employees, attorneys, representatives and successors, fully release and discharge each other and each other’s affiliates, assigns, agents, officers, directors, employees, attorneys, representatives and successors (each, a “Released Party”), from any and all claims and actions of every kind or nature whatsoever, which they, or any of them, presently have, had, or claim to have, whether known or unknown, arising from or connected in any way with the Preferred Shares, the Dividends or any agreement or course of dealing between them relating to or connected with the Preferred Shares or the Dividends; provided, however, that nothing in this section or otherwise in this Agreement shall be, or be construed as, being effective or of force as to (a) any claim of breach or default of the terms of this Agreement or (b) any rights Monarch may have as the holder of the Settlement Shares.

3.                  Waiver. Each party has read and understands Section 1542 of the California Civil Code which provides that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Each of them expressly waives any benefits under that section or similar law of any applicable jurisdiction. Notwithstanding Section 1542 of the California Civil Code and any similar laws, this Agreement shall act as a release of all claims the parties have against each other, whether such claims are currently known, unknown, foreseen or unforeseen. Each party understands and acknowledges the significance and consequence of such specific waiver of Section 1542 of the California Civil Code and any similar law of any other applicable jurisdiction. The parties acknowledge that they may hereafter discover facts different from, or in addition to, those which they now believe to be true with respect to the release of claims, and agree that this Agreement shall remain effective in all respects, notwithstanding such different or additional facts, or the discovery thereof.

4.                  Termination of Prior Agreements. Upon the execution of this Agreement between the parties and the issuance of the Settlement Shares as provided by Section 1, all prior agreements between the parties, to the extent still in effect, shall be terminated and of no further force or effect, and thereafter neither party shall have any further obligations or duties with respect to any such prior agreement.

5.                  Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, estates, successors and assigns of the parties hereto.

6.                  Governing Law. This Agreement shall be governed by and construed under the laws of the State of California without reference to its conflicts of laws principles.

8.                  Amendment. This Agreement cannot be modified, changed or revised, except by a written modification executed by all the parties hereto.

9.                  Attorneys’ Fee. In the event of any controversy or dispute arising out of this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable expenses, including, but without limitation, attorneys’ fees and costs actually incurred.

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10.              No Assignment of Claims. The parties hereto herein represent and warrant that they have not assigned or transferred or purposed to assign or transfer any claim, demand, debt, liability, damage, obligation, action or cause of action against any other Released Party, to any other person or entity.

11.              Compromise. This Agreement is acknowledged by the parties to be a compromise settlement and does not constitute an admission of fact, law, liability or otherwise by any party.

12.              Review and Understanding. It is expressly agreed and understood by the parties hereto that they have carefully reviewed this Agreement, that they understand its terms, that they have had the opportunity to seek legal advice with respect to this Agreement, and that they have relied wholly upon their own judgment and knowledge and have not been influenced to any extent whatsoever making this Agreement by any representations or statements made by any other party or anyone acting on behalf of any other party.

13.              Interpretation. This Agreement shall not be interpreted against a party by virtue of such party’s participation in the drafting of the Agreement or any provisions hereof.

14.              Counterparts; Execution by Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or similar electronic means shall be equally as effective as delivery of an original executed counterpart of this Agreement.

15.              Expenses. Each party shall be solely responsible for and shall pay when due all costs and expenses that such party incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

16.              Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

17.              Public Statements. MultiCell and Monarch shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, public filing or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public filing or public statement prior to such consultation, except as may be required by applicable law.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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In Witness Whereof, the parties hereto have executed this Settlement Agreement and Mutual Release as of the Effective Date.

MULTICELL TECHNOLOGIES, INC.

By:	/s/ Jerry Newmin
Name: Jerry Newmin
Title: Chairman and Chief Executive Officer

MONARCH POINTE FUND, LTD.

By:	/s/ Stuart Mackellar
Stuart Mackellar, Managing Partner of Zolfo Cooper (BVI) Limited, in his capacity as the Liquidator of Monarch Pointe Fund, Ltd (and without personal liability)

Exhibit A

A.	Within [fourteen (14)] days of the date of this Agreement, Monarch will provide MultiCell with written instructions (the “Instructions”) for the issuance of the Settlement Shares. The Instructions may call for issuing the Settlement Shares to Monarch or its designee in certificated or book entry form. The Instructions may also call for MultiCell to (or to cause its transfer agent to) consult with Monarch’s broker to ensure that the Settlement Shares are appropriately delivered, in a manner to facilitate the prompt sale of the Settlement Shares.

B.	Promptly (and in any event, within [three (3) business] days after receipt of the Instructions, MultiCell will issue the Settlement Shares in accordance with the Instructions. Upon issuance, the Settlement Shares shall validly issued, fully paid, non-assessable, and free from any liens or encumbrances.

C.	For the avoidance of doubt, the releases and waivers by Monarch set forth in Sections 2 and 3 of this Agreement shall not be effective until the Settlement Shares are issued (and delivered) in accordance with the Instructions.

D.	At or around the date of this Agreement, Monarch will deliver to MultiCell’s counsel a letter (in the form previously agreed) containing certain representations and warranties of Monarch. Based on the assumption that such representations and warranties are (in all material respects) true and correct, MultiCell hereby represents and warrants to Monarch that the Settlement Shares shall be: (1) freely tradable by Monarch pursuant to Rule 144 of the Securities Act of 1933, as amended; and (2) shall not contain any restrictive notations, stop transfer instructions or the like.